UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 5, 2011

CULLEN AGRICULTURAL HOLDING CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53806	27-0863248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1431 N Jones Plantation Road, Millen, Georgia	30442
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 621-6737

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On April 6, 2011, Cullen Inc. Holdings Ltd. (“Cullen Holdings”) loaned Cullen Agricultural Holding Corp. (the “Company”) $100,000 and agreed to loan the Company an additional $100,000 on May 6, 2011.  Cullen Holdings is an affiliate of Eric J. Watson, the Company’s Chief Executive Officer, and is the beneficial owner of approximately 62% of the Company’s common stock.

The loans will be on the same terms as the outstanding debt currently held by Cullen Holdings and will bear interest at the rate of 8% per year, will be due on January 20, 2012 and will be secured by a mortgage on certain land owned by the Company.  The loans will be evidenced by an amended and restated promissory note which will replace the outstanding promissory note currently held by Cullen Holdings in the principal amount of $593,628.  As a result, the principal amount to be evidenced by the note will be an aggregate of $793,628 on May 6, 2011.

Item 8.01.    Other Events.

As previously announced, on December 9, 2009, a second amended class action complaint, styled Goodman v. Watson, et al., was filed in the Court of Chancery of the State of Delaware (“Court of Chancery”) against certain of the directors of Cullen Agricultural Holding Corp. (the “Company”), as well as certain of the former directors of Triplecrown Acquisition Corp. (“Triplecrown”), the entity with which the Company completed its business combination in October 2009.  The putative class is made up of holders of Triplecrown’s common stock as of September 30, 2009, the record date for the stockholders’ meeting held to approve the Company’s merger with Triplecrown.  The complaint alleged that the defendants breached their fiduciary duties and their duty of disclosure in connection with the business combination. The plaintiff was seeking, as alternative remedies, damages in the amount of approximately $9.74 per share, to have Triplecrown’s trust account restored and distributed pro rata to members of the putative class, a quasi-appraisal remedy for members of the putative class, and an opportunity for members of the putative class to exercise conversion rights in connection with the business combination.

On January 18, 2011, the Company and the defendants entered into a stipulation of settlement (“Stipulation”) with the plaintiff.  Pursuant to the Stipulation, the class action will be resolved, and all claims will be dropped, in exchange for an aggregate payment to the class of up to $1.4 million, of which $550,000 will be paid by the Company and the balance will be paid by the Company’s insurance carrier.

On April 5, 2011, the Stipulation was approved by the Court of Chancery.  Members of the putative class will be sent additional information relating to their rights in relation to the settlement and instructions on how to participate in such settlement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2011	CULLEN AGRICULTURAL HOLDING CORP.

	By:	/s/ Eric J. Watson
Name: Eric J. Watson
Title: Chief Executive Officer